EXHIBIT 99

                           FORM OF AUTHORIZATION CARD



AUTHORIZATION CARD - SIDE 1

FRANCHISE FINANCE CORPORATION OF AMERICA
Dividend Reinvestment Plan Authorization Card

To participate in FFCA's Dividend Reinvestment Plan (the "Plan"), please complete and sign the reverse side of this Authorization Card and return it in the enclosed envelope. If your Common Stock is held by a broker or nominee, contact your broker or nominee to enroll in the Plan.

This will authorize FFCA to forward to Gemisys Transfer Agents, as your agent, all or a portion of the dividends you receive on Common Stock to be reinvested in additional shares of Common Stock.

If you have any questions regarding the Plan, please write or call Gemisys Transfer Agents at:


Gemisys Transfer Agents
7103 South Revere Parkway
Englewood, CO  80112
(800) 955-9072


AUTHORIZATION CARD - SIDE 2

Dividend Reinvestment Plan Authorization
Return this card only if you wish to participate in this Plan. THIS IS NOT A PROXY.

I have read and understand the terms and conditions of the FFCA Dividend Reinvestment Plan (the "Plan") as explained in the prospectus which accompanied this card. Please enroll my shares in the Plan as indicated below:

Full dividend reinvestment - Please reinvest dividends on all shares of Common Stock now registered in my name.

Partial dividend reinvestment - Please reinvest dividends on _______ shares of Common Stock registered in my name. (Please specify number of shares.)

If your Common Stock is held by a broker or nominee, you do not have to complete this Authorization Card. Contact your broker or nominee to enroll in the Plan.

Print name(s) exactly as they appear to the left or on your stock certificates.

Signature of registered owner               Date

Signature of registered owner               Date

Street Address

City     State    Zip

Telephone Number


STREET-NAME SHAREHOLDER INSERT

FRANCHISE FINANCE CORPORATION OF AMERICA
Dividend Reinvestment Plan

Dear Shareholder:

Franchise Finance Corporation of America is pleased to offer you the opportunity to participate in our Dividend Reinvestment Plan (the "Plan"). All shareholders are eligible to participate. The Plan offers you a simple, convenient and economical way to automatically purchase additional shares of FFCA Common Stock without payment of brokerage commissions, service charges or other expenses. FFCA is offering the Plan as a convenience for our shareholders. Because your participation is completely voluntary, you may join or withdraw at any time.

The prospectus that accompanied this card contains details of the Plan. We suggest that you read it and retain it for future reference.
TO ENROLL IN THE PLAN, CONTACT YOUR BROKER OR NOMINEE. We invite you to join this program and welcome your participation.

Sincerely,


Morton Fleischer
President and Chief Executive Officer